CMA Multi-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 09/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the six months ended September 30, 2003.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/07/2003	$4,200	California Housing Resdl	0.96%	02/01/2033
04/07/2003	11,200	California Housing Resdl	0.96	02/01/2032
04/10/2003	11,060	California Housing Resdl	0.94	02/01/2032
04/11/2003	13,900	California Housing Resdl	1	02/01/2035
04/14/2003	28,000	California Housing Resdl	0.95	02/01/2026
04/15/2003	14,405	California Housing Resdl	1.04	02/01/2026
04/23/2003	5,300	California Housing Resdl	1.29	02/01/2032
04/30/2003	6,000	California Housing Resdl	1.28	02/01/2033
05/15/2003	11,000	California Housing Resdl	1.19	02/01/2035
05/15/2003	11,900	California Housing Resdl	1.19	02/01/2026
07/02/2003	800	California Housing Resdl	0.64	02/01/2033
07/11/2003	25,800	California Housing Resdl	0.64	02/01/2033
07/11/2003	16,500	California Housing Resdl	1	02/01/2032
07/14/2003	980	California Housing Resdl	0.59	02/01/2033
07/28/2003	37,300	California Housing Resdl	0.81	02/01/2026
08/06/2003	18,500	California Housing Resdl	0.60	02/01/2035
08/15/2003	9,100	California Housing Resdl	0.85	02/01/2026
08/21/2003	18,000	California Housing Resdl	0.70	02/01/2026
08/22/2003	6,600	California Housing Resdl	0.79	02/01/2035
08/28/2003	22,000	California Housing Resdl	0.81	02/01/2035
08/29/2003	3,735	California Housing Resdl	0.79	02/01/2035
08/29/2003	8,500	California Housing Resdl	0.79	02/01/2026
09/25/2003	38,020	California Housing Resdl	0.99	02/01/2033
09/25/2003	20,100	California Housing Resdl	1	08/01/2032
09/30/2003	35,000	California Housing Resdl	1	02/01/2026
09/30/2003	2,000	California Housing Resdl	1	02/01/2033